Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in No. 333-223375 on Form S-3 and Registration Statement Nos. 333-00187, 333-22957, 333-42729, 333-73155, 333-77061, 333-50880, 333-105964, 333-124864, 333-160117, and 333-198011 on Form S-8, of our reports dated February 26, 2021, relating to the financial statements of MGM Resorts International and the effectiveness of MGM Resorts International’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MGM Resorts International for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Las Vegas, NV
February 26, 2021